Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Northwest Bancorp of our report dated August 28, 2014, with respect to the consolidated financial statements of First Federal Savings and Loan Association of Port Angeles and Subsidiaries as of June 30, 2014 and 2013, and for each of the years in the three-year period ended June 30, 2014, which appears in First Northwest Bancorp’s Prospectus on Form 424(b)(3) (File No. 333-185101) filed with the Securities and Exchange Commission on November 25, 2014.

/s/Moss Adams LLP

Everett, Washington
February 25, 2015